Exhibit 10.29

Enterprise Loan Agreement
                                              NO. 07102011323337

Borrower (Party A): Huaxia Kirin (Beijing) Garden Project Co., Ltd.

Legal Representative (Responsible Person): Longlin Hu

Address: No.320, Chuangyi West Street, East Economic Development Zone, Tongzhou District, Beijing

Post Code:

Fax:                                    Tel:

Lender (Party B): Xingtai Chengjiao Rural Credit Cooperative Union

Legal Representative (Responsible Person): Jingliang Dong

Address: No.406 Guo Shoujing West Street

Post Code:

Fax:                                    Tel:

Party A proposes to apply Loan from Party B and Party B intends to release the Loan to Party A. In accordance with related laws and regulations, Party A and Party B enter into this Agreement to abide by through negotiation.

Article 1	Loan Amount
The amount lent by Party B to Party A is RMB 6,000,000.

Article 2	Usage of the Loan
The Loan shall be solely used for the purchase of steels and without Party B’s written consent, Party A shall not use the Loan for any other purposes.

Article 3	Term of the Loan
Term of the Loan will be from December 22, 2011 to December 21, 2012.
The date on the receipt the first time the Loan is released shall be prevailing if any discrepancy of the date arises from this Agreement and the receipt, and the due date above said will be adjusted consequently.

The receipt is part of this Agreement and has the same legal effect with this Agreement.
If Party A uses the loan in batches, the due date will still be subject to the article agreed hereunder.

Article 4	Interest Rate, Penalty Rate and Calculation and Settlement of Interest
4.1	This Agreement shall apply the fixed monthly rate of 10.933333‰.
4.2	Penalty Rate
4.4.1	If the Loan is misappropriated, the penalty rate shall equal to 200% of the interest rate.
4.4.2	If the Loan is overdue, the penalty rate shall equal to 150% of the current applicable interest rate;
4.4.3	In the event that the Loan is both misappropriated and overdue, the higher one of the penalty rate shall prevail.
4.3
The interest calculation date refers to the date that the initial Loan released is transferred to the account of Party A.
When the first installment of the Loan is released, the benchmark interest rate refers to the loan interest with the same level published by People’s Bank of China on the interest settlement day. If the Loan interest rate or penalty rate is adjusted pursuant to the above stipulation afterwards, the benchmark interest rate refers to the loan interest rate with the same level published by People’s Bank of China on the same day. If People’ Bank of China no longer publishes updated loan interest with the same level, the benchmark interest rate shall be the loan rate with the same level recognized by relative banks or the common one, unless otherwise agreed by both parties.

4.4
The interest shall be calculated as of the date when the Loan is transferred to the Party A’ account on a daily basis (daily interest rate=monthly interest rate/30).  In case that Party A does not pay the interest on time, the interest paid by Party A shall be compounded from the following day.

4.5	Settlement of the Interest

4.5.1	The interest shall be settled according to the above fixed rate.
4.5.2	The interest under this Agreement shall be settled on a monthly basis and the settlement date is the 20th day per month.

Article 5	Disbursement and Use of the Loan
5.1	Conditions Precedent to Disburse the Loan
Party B shall disburse the proceeds when the following conditions are satisfied, provided that otherwise agreed by Party B:
5.1.1	Party A has completed related approvals, registrations, deliveries and other legal procedures regarding the Loan pursuant to relative laws and regulations;
5.1.2	The security agreement required by Party B, if any, has come into force;
5.1.3	Party A has open the account for withdrawal and repayment as required by Party B;
5.1.4	Party A does not breach any articles of this Agreement;
5.1.5	The Loan is not prohibited or limited by laws, regulations or competent authorities;
5.1.6	Other conditions agreed by the Parties to release the Loan.
5.2	Schedule of the Loan Use
None
5.3	Account
5.3.1
As of the execution of this Agreement, Party A shall open a settlement account and a disbursement/drawdown account (if any), and designate a repayment account. Party A agrees to Party B to supervise the following accounts.

1)	Settlement Account
Name of Bank: Xingtai Chengjiao Rural Credit Cooperative Union
Account Name: Huaxia Kirin (Beijing) Garden Project Co., Ltd.
Account Number: 071020122000103249
2)	Disbursement/Drawdown Account:
Name of Bank: Xingtai Chengjiao Rural Credit Cooperative Union
Account Name: Huaxia Kirin (Beijing) Garden Project Co., Ltd.
Account Number: 071020122000103249

3)	Repayment Account
Name of Bank:
Account Name:
Account Number:
5.3.2	The Disbursement/Drawdown Account shall be used to check the disbursement and drawdown of the Loan. Party A hereby declares that Party B shall transfer the Loan to the Disbursement/Drawdown Account.
5.3.3
Party A hereby declares that the repayment account is the revenue and reserve account in this Agreement. The principal and interest shall be collected from the repayment account. Party B shall have right to supervise the account and require Party A to identify the issues and adopt corresponding measures when the cash flow is fluctuated abnormally.

5.4	Payment
5.4.1
Party A agrees that as of the effectiveness of this Agreement, Party B has right to monitor and manage the disbursement of the Loan in the settlement account or disbursement/drawdown account by means of consignment and self payment in order to supervise the Loan used pursuant to this Agreement.

5.4.2	Consignment
1)
Party A agrees that consignment shall be applied if any of the following condition occurs: a) in the current assets loans, the payment object is clear and the single amount is no less than RMB 4 million; b) in the fixed asset loans, single amount exceeds 5% of the total project investment and not less than 0.5 million or such amount is more than RMB 5 million; c) __d) __.

2)	Party A shall file a drawback application, power of attorney and related transaction documents to Party B if consignment is adopted.
3)	Party A shall submit the documents required to Party B if Party A intends to apply for repayment funds to any other party, including but not limited to:
a)	documents to prove that the discharge purpose meets the requirement of this Agreement;
b)	commercial agreements signed by and between Party A and any third party or documents related to payment by Party A;

c)	corresponding invoices or receipts, Note: Party A shall provide the invoices or receipts, which cannot be obtained as transaction, in time after the payment is completed;
d)	lawful and valid payment instruments;
e)	certificates proving that the reserve has been deposited in full amount; certificate that actual progress of the project matches the invested amount;
f)	other documents required.
4)
Party B shall review whether the corresponding party and amount are in line with the commercial agreement and other documents pursuant to the Loan purpose. Party B shall transfer the Loan to the party who meets the purpose of related agreements through the settlement account or disbursement/drawback account.

5)	Party B has right to deduct the commission fee arising from the Loan transfer when such fee occurs.
5.4.3	Self Payment
If self payment is applied, Party A is subject to submit a written schedule regarding the Loan use. The Loan can be withdrawn at Party A’s willing on the condition that the drawdown meets the Loan purpose. Party A shall report the drawdown information monthly. Party B has right to check whether the Loan usage matches the purpose stipulated in this Agreement and the payment method.
5.4.4
Party A is subject to submit the drawdown application prior to one (1) working day when Party A proposes to draw the Loan and put forward whether to choose consignment or self payment. Party A agrees that Party B has right to check whether the related documents provided by Party A conform to the payment terms stipulated in this Agreement and to determine the payment method.

5.4.5
When the Loan is released and paid to other parties, Party B has right to require Party A to supplement withdrawal and payment conditions, or change payment method, or terminate the release and payment of the Loan if any of the following circumstances occur:

1)	credit status declines;
2)	profitability of main business is low;
3)	the use of the proceeds is fluctuated abnormally;
4)
the Loan is not used pursuant to this Agreement, the project progress falls behind the funds usage schedule and Party A circumvents consignment by means of Breaking up the Whole into Parts which breaches the Agreement;

5)	others against the obligation hereunder.

Article 6	Repayment
6.1	Principle of Repayment
Party A agrees that Party B has the right to use Party A’s repayment for compensation of the fees paid by Party B which are expected to be paid by Party A and of fees for the enforcement of the repayment of the debt, and the rest of the repayment amount shall be paid for the interest first, with the benefit of clear.
6.2	Interest Settlement
Party A shall pay the interest due to Party B on the settlement day. The initial interest payment day refers to the first day when the interest is settled. When the last repayment occurs, such interest shall be paid together with the principal.
6.3	Repayment Schedule
Party A shall repay the principal according to the following schedule:
1)	____________, Amount _________;
2)	____________, Amount _________;
3)	____________, Amount _________;
4)	____________, Amount _________;
5)	____________, Amount _________;
6)	____________, Amount _________.
6.4	Repayment Method
Party A shall deposit sufficient funds in the account opened in Party B prior to the repayment day, or transfer the funds to the account from any other Party A’ account. If Party A does not make the repayment according to the schedule, Party A agrees that Party B has right to collect the proceeds from all accounts opened in any branches of Hebei Rural Credit Cooperative.

6.5	Repayment in Advance
In case that Party A intends to repay the principal, Party A shall file an application to Party B ten (10) days in advance. Upon the consent of Party B, Party A can repay all or part of the principal in advance. In case of the repayment in advance, the interest which has been collected shall not be adjusted.
When Party A makes the repayment in installment and intends to repay part of the principal, the proceeds which shall be reimbursed as in Repayment Schedule shall be repaid firstly and the interest rate shall be applied in accordance with this Agreement. The outstanding installment shall adopt the Loan interest as stipulated in this Agreement. In case that all installments are repaid, the interest shall be collected based on the actual term and the agreed interest rate.
The interest which has been collected shall not be adjusted when the Loan is repaid in advance.
6.6	Loan Extension
In the event that Party A is not able to repay the debt on time due to special circumstances, Party A shall apply to Party B in written forms thirty (30) days before the due date. Only through Party B’s consent and reaching extension agreement can the term be extended, and the interest rate shall be determined by accumulative total time.

Article 7	Security and Insurance
7.1	Party B and the mortgagor will execute a security agreement otherwise.
7.2
Party A shall purchase insurances for its invested fixed assets as required by Party B. The insurance company shall maintain legal qualification and good reputation. The insurance policy shall indicate clearly: Party B has the priority to obtain the insurance indemnities; the alteration of the insurance policy shall be subject to approval in written form; the insurance company shall credit the indemnities to the account designated by Party B directly in the event any accidents occur.

Article 8	Rights and Obligations of Party A
8.1	Party A’s Rights
1)	require Party B to disburse the Loan timely;
2)	use the Loan as stipulated in this Agreement;
3)	require Party B to keep confidential on relative financial documents and trade secret regarding operation and management, except otherwise stipulated by laws and regulations;
4)	refuse Party B or it’s people’s requirement of bribery, report Party B’s illegal actions to the relevant authorities.
8.2	Party A’s Obligations
1)	repay the principal and interest on time as stipulated in this Agreement;
2)
provide related financial documents as well as operation and management files, including but not limited to the balance sheet, income statement of last quarter prior fifteen(15) days of the first month per quarter, and cash flow statement at the end of each year, and guarantee such documents and files authentic, complete and effective;

3)
Party A shall notify Party B in a timely manner if Party A’s name, legal representative (responsible person), residence, business scope, and registered capital are changed during the term of this Agreement;

4)	use the Loan as stipulated in this Agreement but not misappropriate the Loan, and pay the proceeds as agreed in this Agreement;
5)	In the event that the loan is used for production or construction, Party A shall comply with the relevant rules regarding the environment protection;
6)	not guarantee to any third party by using the assets developed from the Loan hereunder without Party B’s consent, prior to paying off the principal and interest of the Loan;
7)
In the event that Party A is a member of a group, Party A shall report to Party B the related party transactions which exceeds 10% of Party A’s net asset in a timely manner, including: a) relations of parties; b) project and nature of the transaction; c) the amount or ratio of the transaction; d) price policy.

Article 9	Rights and Obligations of Party B
9.1	have the right to perform every right provided hereunder, and require Party A to repay the principal, interest and fees or undertake other obligations hereunder;
9.2	disburse the Loan on time and in full amount, except that the delay caused by Party A;
9.3	keep confidential the financial materials and trade secret on operation and management, except as otherwise provided by laws and regulations.
9.4	not provide, ask for or receive any bribery from Party A or it’s people;
9.5	be honest and not damage Party A’s legal right and interest.

Article 10	Representations and Warranties of Party A
10.1
The obligation hereunder signed and performed by Party A conforms to laws, regulations, rules and Party A's charter or the internal organization documents, and has permitted by Party A’s internal organs of authority and/or state approval power;

10.2
During signing and performing this Agreement, Party A abides by the code of good faith, and all the materials, documents and information of Party A and the Guarantor provided to Party B are real, effective, accurate, complete and are without any concealment or omission;

10.3	Party A guarantees good credit and no significant adverse record;
10.4
Party A guarantees that the loan, if it is current funds loan, will not be used for the investment of fixed assets or share equity, and will not be used for production or operation that prohibited by the laws and regulations;

10.5	Party A confirms that actions such as equity transfer, foreign investment, substantial increase in debt financing won’t be taken without Party B’s written consent;
10.6
Party B has the right to take on-site or off-site due diligence to check Party A’s operating conditions, financial conditions and the conditions of use and repayment after loan, Party A has the obligation to actively cooperate with Party B for the management of disbursement, management after loan, and related inspections;

10.7	Party B has the right to recover the Loan in advance according to the condition of Party A’s withdrawal of funds from circulation;
10.8	Party A guarantees that the Loan Project and borrowing items are in accordance with laws and regulations;

10.9
In the event that the loan hereunder is for fixed assets or projects, Party A shall guarantee the project is approved by relevant authorities and legally running, and the capital or other funds are in place as scheduled, ensure the implementation of project progress as planned;

10.10	Party B will be informed timely when material adverse matters which could affect the ability of repayment occur.

Article 11	Default and Party B’s Remedies
11.1	Party B’s Default
11.1.1	In the event Party B has no legitimate reason to not issue the Loan due to the agreement, Party A can require Party B to continue issuing the Loan according to the agreement;
11.1.2	Party A has the right to require Party B to return any illegal interest or fee.
11.2	Party A’s Default
11.2.1	Any breach of the agreement or legal obligations, including but not limited to:
11.2.2	Party A expresses clearly or indicates by its conduct not to perform any obligation hereunder.
11.3	Circumstances that may endanger the safety of Party B’s creditor’s rights
11.3.1
Any of the following circumstances occurs that may be deemed by Party B to endanger the safety of creditor’s rights: Involve in contract, trust, leasing, shareholding reform, capital reduce, investment, affiliation, merger, acquisition, restructuring, separation, joint venture, bankruptcy, withdrawal, substantial assets transfer, recession, dismissal, suspension, being canceled, license being cancelled, substantial legal dispute, serious conditions in the operation and business, legal representative or responsible people’s failure to perform the obligations, etc.;

11.3.2
Any of the following circumstances occurs that may be deemed by Party B to endanger the safety of creditor’s rights: Party A fails to repay due debt, transfers assets in a low price or for free, reduces or relieves third party’s debt, delays the creditor’s right or other rights, or provides security for third party;

11.3.3
The shareholders of Party A evade the debt by misusing the independence of corporate personality or shareholder’s limited liability, which is deemed by Party B to endanger the safety of creditor’s rights;

11.3.4	Any one of the precedent conditions hereunder for disbursing the loan is not persistently fulfilled;
11.3.5	If any of the following circumstances regarding the guarantor occurs, which is deemed by Party B to endanger the safety of creditor’s rights:
1)	Breach the guarantee agreement or the any of representations and warranties is false, incorrect or omitted;
2)
Involve in contract, trust, leasing, shareholding reform, capital reduce, investment, affiliation, merger, acquisition, restructuring, separation, joint venture, bankruptcy, withdrawal, substantial assets transfer, recession, dismissal, suspension, being canceled, license being cancelled, substantial legal dispute, serious conditions in the operation and business, legal representative or responsible people’s failure to perform the obligations, etc., which could be sufficient to affect the guarantor to undertake joint responsibility;

3)	have lost or will lose the ability to guarantee;
11.3.6	If any of the following circumstances regarding the mortgage and pledge occurs, which is deemed by Party B to endanger the safety of creditor’s rights:
1)	the mortgaged or pledged property is ruined, damaged, or its value is reduced by the third party’s behavior, governmental collection or any other reasons;
2)	the mortgaged or pledged property is closed down, seized, frozen, deducted, lien, or in ownership dispute;
3)	the mortgagor or pledgor breach the security agreement or the any of representations and warranties is false, incorrect or omitted;
4)	others.
11.3.7
In the event that the security agreement or any other way of guarantee is ineffective, invalid, or revoked, or the guarantor wholly or partly loses the ability of guarantee or refuses to perform the obligation of guarantee, and Party A does not provide new security as required by Party B, Party A shall be deemed to breach this Agreement.

11.3.8	Others.
11.4	Remedies of Party B
When any of the above occurs, Party B will have right to exercise one or more of the following rights:
1)	terminate to disburse the Loan;
2)	declare the Loan due and require Party A to repay all principles, interest and expenses due and undue;
3)
in the event that Party A misuse the loan in the way and term which are not agreed hereunder, Party B has the right to charge the damages at the amount equivalent to 1% of the misused principle, and has the right to refuse Party A to use the rest amount hereunder;

4)
charge interest and compound interest according to the penalty rate and the interest rate hereunder for Party A’s misused part of the Loan in any unauthorized projects, from the date of misuse of the Loan till the date that all outstanding due amounts is fully paid off.

5)
in the event that Party A has not fully repay the Loan due(including the principle and interest declared wholly or partly due by Party B), Party A shall pay the interest and compound interest according to the penalty rate and the provision hereunder from the overdue date. Due Loan means Party A does not repay the debt on time.

6)	Others, including but not limited to the following:
a)	Party A agrees that Party B has the right to deduct amounts from Party A’s account of Hebei Province Rural Credit Cooperatives banking system.
b)	exercise the security right.
c)	demand Party A for new guarantees as requested by Party B for the debt hereunder.
d)	terminate the Agreement.

Article 12	Miscellaneous
12.1	Undertake of the Fees
Unless otherwise specified, any fees result from the security shall be undertaken by Party A.
Any fees result from the Party B’s realization of debt shall be undertaken by Party A.
12.2	Use of Party A’s Information
Party B shall have right to provide the Party A’s information to credit information system of Central Bank of China as required by laws or rules of financial regulators, which will be inquired and used by qualified institutions and individuals. Party B shall have right to inquire Party A’s information from the credit information system on purpose of this agreement.
12.3	Announcement Collection
In the event that Party A has not fully repay the loan due, pay the interest due, pay the penalty and compound interest, or any other outstanding, Party B has the right to circulate a notice to relevant authorities and to disclose to the media, Party A agrees that the notice or disclosure has the effectiveness of interruption of limitation.
12.4	Evidence Effectiveness of Party B’s Record
Any receipts and documents under this Agreement produced according to Party B’s operation rules shall constitute the proof of the debtor-creditor relationship between Party A and Party B, which bind Party A.
12.5	Reservation of Right
Party B’s non-performance of any rights hereunder shall not be deemed as waive or change of the rights, or impact its future performance of the said rights.
12.6
In the event that Party A has any other due debt except the debt hereunder, Party A agrees that Party B has the right to deduct amounts from Party A’s account of Hebei Province Rural Credit Cooperatives banking system for the repayment of any due debt, without any objection.

12.7
If there is any change to Party A’s address or contact, Party A shall inform Party B in written notice within five(5) business days, and shall undertake the damages result from the delay of the notice.

12.8
For all the due debts hereunder, Party A agrees that Party B has the right to deduct amounts from Party A’s account of Hebei Province Rural Credit Cooperatives banking system, without early notification to Party A.

12.9	Disputes Settlement
Any dispute arising from the performance of this Agreement shall be settled by consultation. If the consultation fails, the dispute shall be settled according to 1).
1)	submit the people's court where Party B is located.
2)	submit to the arbitration commission which shall arbitrate in accordance with the arbitration rules in force. The arbitration award shall be final and binding on the Parties.
During the litigation or arbitration, the provisions hereunder which are not involved in such dispute shall still be performed.
12.10	Effectiveness of Agreement
This Agreement shall become effective after signed and sealed by the legal representatives (responsible persons) or authorized representatives of the Parties.
12.11	This Agreement shall be executed in two originals, and each party shall hold one.
12.12	Other Matters
1)	Party B has right to collect the principal and interest if Party A cannot settle the interest on time, and has the right to require the guarantor to perform the security liability in advance.
2)
3)
4)

Article 13	Declaration
1)	Party A clearly understands the business scope and the authorization of Party B.
2)
Party A has fully read the entire Agreement. Party B has made explanations of provisions under this Agreement as required by Party A. Party A understands all the meanings and legal consequences of contractual terms hereunder and agrees to execute this Agreement.

Party A (Seal): Huaxia Kirin (Beijing) Garden Project Co., Ltd.
Legal Representative or Authorized Representative (SIGNATURE): Jianhe Guo

Party B (Seal): Xingtai Chengjiao Rural Credit Cooperative Union (Seal)
Legal Representative or Authorized Representative (SIGNATURE): Jingliang Dong

Signing Date:

Maximum Guarantee Contract

No. 07102011235528

Guarantor (Party A): Zhonghe Zhengli Holding Co., Ltd.

Lender (Party B): Xingtai Chengjiao Rural Credit Cooperative Union

For ensuring Party B’s claims, Party A is willing to provide a maximum guarantee for a series of claims created by Party B and the debtor, Huaxia Kirin (Beijing) Garden Project Co., Ltd.. This contract (“Contract”) is entered into by and between Party A and Party B through mutual agreement in accordance with relevant laws and regulations. Both parties shall comply with this Contract.

Article 1.	Guaranteed Claims

1.	Guaranteed claims shall be a series of claims arising from loans continually provided by Party B to the debtor from December 22, 2011 to December 21, 2012. The maximum amount shall be RMB Six Million.

2.
At any time during the above period, Party B can continually and circularly provide loans to the debtor as long as the balance of unrecovered claims is less than the maximum amount. Party A shall provide guarantee, to the extent of such maximum amount, to Party B for the claim arising from loans provide by Party B, irrespective of the frequency and amount of each loan, or of whether the expiration date of debtor’s each debt exceeds the above period.

The balance of unrecovered claims including principal, interest (compound interest and default interest included), penalties, compensation and all the fees used for realization of the claim (including but not limited to costs, arbitration fees, property preservation fees, travel expense, enforcement fees, appraisal fees, auction charge, etc.)

3.
During the period as described under clause 1 herein, any contracts, agreements or other legal documents entered by and between Party B and the debtor that result in a debtor-creditor relationship shall be the principal contract of this Contract.

Article 2.	Collateral

Party A provides guarantee of joint and several liabilities. In the event that the debtor fails to fulfill its obligation under the principal contract, Party B has the right to require Party A to assume the guarantee liabilities.

In the event that the debtor fails to fulfill its obligation under the principal contract, Party B has the right to require Party A to assume the guarantee liabilities within its guarantee scope regardless of whether Party B’s claims are secured by other guarantee (including but not limited to guarantee, mortgage, pledge, etc.) under the principal agreement.

Article 3.	Term of the Existence of the Guarantee Right

1.
Term: the term of the existence of the guarantee right shall be calculated due to each loan, and shall be existed from the execution date to two years after the expiration date of the repayment of the debt.

2.
In the event that Party B and debtor reach into an extension agreement upon the term of each debt, the term of the existence of the guarantee right shall be existed until two years after the new expiration date of the repayment of debt. The extension is not subject to Party A’s consent, and Party A shall also bear the joint guarantee responsibility.

3.
In the event that issues stipulated in laws or regulations, or provided in the principal contract occur, and Party B declares the debt due in advance, the term of the existence of the guarantee right shall be existed until two years after the declared due date of the debt.

Article 4.	the Execution and Amendment of the Guaranteed Principal Contract

Matters regarding the amount, term, interest rate, use of loan, etc. shall be agreed by Party B and the debtor in the principal contract.

Party A acknowledges that, the executions and amendments of the principal contracts by Party B and the debtor shall be deemed to have been obtained prior consent from Party A which does not need to be notified, and the guarantee liability of the Party A shall not be reduced or remitted.

During the term of the existence of the guarantee right, upon the adjustment of the state legal interest, the amendments of the interest rates in principal contracts shall be deemed to have been obtained prior consent from Party A which does not need to be notified, and the guarantee liability of Party A shall not be reduced or remitted.

Article 5.	the Severability of the Validity of the Contract

The validity of the Contract is independent with the principal contract. The completely or partial invalidity of the principal contract will not affect the validity of the Contract. In the event that the principal contract is declared void, Party A shall assume the joint and several guarantee liability for any debt arising from return of assets or compensation of loss by the debtor.

Article 6.	Ability of Guarantee

During the term of the existence of the guarantee right, in the event that Party A loses or may lose the ability of guarantee, or that the guarantor, as legal person or other organization, involves in contracting, leasing, merger and acquisition, joint venture, separation, affiliation, shareholding reform, dissolution, etc., Party A shall inform Party B in written notice 15 business days in advance. All the obligations hereunder shall be borne by the changed institution or the institution which makes the decision of Party A’s dissolution. If Party B considered the changed institution lack of guarantee ability, Party A or the institution which makes the decision of Party A’s dissolution shall make a new security accepted by Party B, and a new security agreement shall be reached.

During the term of the existence of the guarantee right, without written consent of Party B, Party A shall not provide to the third party securities which are beyond its abilities.

Article 7.	Financial Supervision on Guarantor

During the term of the existence of the guarantee right, Party B has the right to supervise Party A’s capital and financial conditions, Party A shall provide materials such as financial statement honestly.

Article 8.	Early Guarantee Liability

During the term of the existence of the guarantee right, in the event that the debt is declared due in advance by Party B according to the principal contract, Party B has the right to require Party A to take the responsibility of guarantee for ten business days since the declared due date, and Party A agrees to take the responsibility of guarantee as required by Party B.

Article 9.	Collection of the Accrued Expenses

Party B has right to collect all accrued expenses under Party A’s guarantee from the account opened in the system of Hebei Rural Credit Cooperatives.

Article 10.	Other Provisions Agreed by the Parties

1.
During the term of the existence of the guarantee right, in the event that the debtor involves in merger, separation, shareholding reform, capital increase or decrease, joint venture, affiliation, changing name, etc, the guarantee responsible of Party A will not be reduced or relieved consequently;

2.	Party A has the obligation to supervise the debtor’s use of the loan;

3.	Party A has full knowledge of interest rate risk, in the event that floating interest rate is adopted in the principal contract, Party A agrees to take the consequent additional responsibility;

4.

5.

Article 11.	Dispute Settlement of the Contract

Disputes arising from the performance of the Contract may be solved through negotiation. If the parties cannot reach resolution through negotiation, the disputes shall be settled in the following No. 1 means:

1. Bring a suit in the court where Party B is located in;

2. Submit the disputes to  arbitration commission (the arbitration will be held in  ) for arbitration in accordance with its then effective arbitration rules. The arbitration is final and binding on both parties.

The provisions of the Contract that are not involved in the disputes shall continue to be performed during the period of litigation or arbitration.

Article 12.	Effectiveness of Contract

The Contract Will Be effective when the Contract has been signed by the legal representatives or authorized representative or stamped by Party A (signing only if Party A is a nature person) and signed by the person in charge or authorized representative and stamped by Party B;

Article 13.	The Contract is executed in two originals.

Article 14.	Declaration

1.	Party A acknowledges Party B’s business scope and authorization clearly;

2.
Party A has read all clauses of the Contract and paid special attention to the clauses in boldface. As requested by Party A, Party B has explained the clauses of the Contract. Party A is aware of and fully understands the meaning and the legal consequences of the clauses of the Contract.

3.	Party A has the power and authorization to execute the Contract.

Party A (SEAL): Zhonghe Zhengli Holding Co., Ltd.(Seal)

Legal Representative (Responsible Officer) or Authorized Representative (SIGNATURE): Jieyan Zhu

Party B (SEAL): Xingtai Chengjiao Rural Credit Cooperative Union (Seal)

Legal Representative or Authorized Representative (SIGNATURE): Jingliang Dong